Exhibit 10.3

EMPLOYEE MATTERS AGREEMENT

THIS EMPLOYEE MATTERS AGREEMENT (“Employee Matters Agreement”) is executed effective as of July 2, 2023, by and between BorgWarner Inc., a Delaware corporation (“Parent”), and PHINIA Inc., a Delaware corporation (“SpinCo”) (collectively, the “Parties”).

WHEREAS, the Parties have entered into a Separation and Distribution Agreement dated July 2, 2023 (the “Separation Agreement”); and

WHEREAS, the Parties desire to set forth in writing the terms and conditions governing employee matters related to the Separation Transactions as set forth in this Employee Matters Agreement, which shall supplement the provisions of the Separation Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants set forth in the Separation Agreement and herein, and other good and valuable consideration, and contingent upon the Distribution, the Parties hereby agree as follows:

Section 1.           Definitions

For purposes of this Employee Matters Agreement, the following terms shall have the following meanings. All capitalized terms used but not defined herein shall have the meanings assigned to them in the Separation Agreement unless otherwise indicated.

“Allocated Plan” means each Parent Plan identified in Appendix A for which sponsorship is transferred to a member of the SpinCo Group in accordance with the terms of this Employee Matters Agreement.

“Assets” for purposes of this Employee Matters Agreement has the meaning assigned to it in the Separation Agreement, except that such meaning is applicable only with respect to those Parent Plans or Business Plans that are funded by a trust that is exempt from tax under Section 501(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

“Automatic Transfer Regulations” as defined in Section 3(b)(i).

“Business Plan” means each (i) “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) other plan, program, fund, scheme or agreement, whether written or unwritten, providing for compensation, bonuses, profit-sharing, equity compensation or other forms of incentive or deferred compensation, insurance (including self-insured arrangements), health, medical or other welfare benefits, or post-employment or retirement benefits (including severance or other compensation, pension, health, medical, life insurance or other welfare benefits), and (iii) Employee Agreement, in each case that is sponsored, maintained, or administered or contributed to by one or more members of the SpinCo Group or with respect to which a SpinCo Group member has any Liability. Effective upon the applicable Split Date, the Business Plans shall include the Allocated Plans and the Mirror Plans for which Liabilities (and Assets, where applicable) are transferred or allocated to the SpinCo Group and shall exclude the Business Plans listed in Appendix B for which sponsorship is transferred to a member of the Parent Group (the “Retained Plans”) and the Parent Plans retained by Parent Group, each in accordance with the terms of this Employee Matters Agreement.

“COBRA” means the continuation coverage requirements under Section 4980B of the Internal Revenue Code and Part 6 of Subtitle B of Title I of ERISA.

“Continuation Period” means the period from the Distribution Date through the later of (i) any continuation period required by applicable Law and (ii) a period of 12 months following the Distribution Date.

“Deferred Plans” means the BorgWarner Inc. Retirement Savings Excess Benefit Plan and the BorgWarner Inc. 2004 Deferred Compensation Plan.

“Defined Contribution Arrangement” means, in respect of the Employees, any defined contribution schemes as defined in IAS 19.

“Defined Contribution Assets” means any assets relating to Defined Contribution Arrangements.

“Employee” means each employee of (i) a SpinCo Group member as of the Distribution Date, (ii) a Parent Group member that (x) is providing services primarily for the benefit of the SpinCo Business on the Distribution Date or (y) has been providing services primarily for the benefit of the SpinCo Business prior to entering into pre-retirement but continues to be in an employment relationship as of the Distribution Date, (x) and (y) as determined by Parent, including with regard to (i) and (ii) any employee who is on a leave of absence (including due to short-term or long-term disability) (and their Plan Payees, as applicable), or (iii) another Parent Group member as of the Distribution Date who is employed outside of the United States and would have become a SpinCo employee on the Distribution Date, as determined by Parent, but for a delay in transferring the employee from the employee’s employing entity. For purposes of Section 5(c), Section 5(d), Section 5(f), and Section 12(d), “Employee” also includes any employee hired by a SpinCo Group member after the Distribution Date.

“Employee Agreement” means each (i) employment, retention, termination, severance, change in control, and other similar agreement between an Employee and a member of either the Parent Group or the SpinCo Group, and (ii) separation or other individual agreement between a Former Employee or a Legacy Former Employee and a member of either the Parent Group or the SpinCo Group that provides for post-separation benefits or compensation. For purposes of this definition, the term “SpinCo Group” shall have the meaning assigned to it in the Separation Agreement and shall also include any Former SpinCo Business.

“Employment Liabilities” means any and all Liabilities (contingent, known or unknown, asserted, unasserted, or otherwise) relating to, arising out of, or resulting from: (i) the employment of, or services provided by, an Employee, Former Employee, or Legacy Former Employee, including termination of employment, or termination of services provided by, an Employee, Former Employee, Legacy Former Employee (ii) any Business Plan (including any Mirror Plan or Allocated Plan), and/or (iii) Health and Other Welfare Liabilities described in Section 5(c), in each case whether arising before, on, or after the applicable Split Date, and including any claims for benefits, fiduciary breach, or any type of equitable or non-monetary remedies, and obligations for related taxes and penalties. Such Liabilities are Employment Liabilities regardless of when such Liabilities, or any actual or alleged act, error, or omission giving rise to Liabilities, arose or accrued, including before, on, or after the applicable Split Date, with respect to each participant in such Business Plan. Notwithstanding the foregoing, employment tax Liabilities with respect to Legacy Former Employees for periods prior to the applicable Split Date shall remain the obligation of Parent.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations issued thereunder.

“Former Employee” means each former employee (and their Plan Payees, as applicable) of Parent or any of its current or former Affiliates (including current or former members of the SpinCo Group) who when last employed by Parent or a current or former Parent Affiliate, was providing services primarily for the benefit of the SpinCo Business or Former SpinCo Business as determined by Parent. For purposes of Section 5(c), Section 5(d), Section 5(f), and Section 12(d), “Former Employee” also includes any employee hired by a SpinCo Group member after the Distribution Date who becomes a former employee of a SpinCo Group member after the Distribution Date.

“Former Non-U.S. Employees” means all Former Employees who are not Former U.S. Employees.

“Former U.S. Employees” means all Former Employees who, when last employed by Parent or a current or former Parent Affiliate, were employed in the United States.

“Legacy Former Employee” means each former employee (and their Plan Payees, as applicable) of Parent or any of its current or former Affiliates who is not a Former Employee (as determined by Parent) with respect to whom Liabilities are being transferred to a member of the SpinCo Group. As soon as practicable following the Distribution, Parent will determine all Legacy Former Employees as of the Distribution Date and provide SpinCo with a list of the relevant Legacy Former Employees.

“Legacy Former Non-U.S. Employees” means all Legacy Former Employees who are not Legacy Former U.S. Employees.

“Legacy Former U.S. Employees” means all Legacy Former Employees who, when last employed by Parent or a current or former Parent Affiliate, were employed in the United States.

“Liability Split Date” means the applicable date set forth in Appendix D or Appendix E for assumption of Health and Other Welfare Liabilities by SpinCo.

“Local Transfer Agreement” means any agreement entered into for the purpose of effecting the Separation Transactions in accordance with the Laws or customs of an applicable jurisdiction, other than Separation Agreement or any Master Ancillary Agreement.

“Maintained Health and Welfare Plans,” means the Parent Plans identified on Appendix D.

“Master Ancillary Agreements” means the TMA, the Cross License Agreement, the Intellectual Property Assignment Agreements, the Trademark License Agreement and the TSA.

“Mirror Plan” means each Business Plan sponsored by a member of the SpinCo Group to which Liabilities (and Assets, where applicable) are transferred from a Parent Plan on the Split Date.

“Non-Transferred Employees” has the meaning given in Section 3(a). Non-Transferred Employees shall not be considered Employees unless provided otherwise in this Agreement.

“Non-U.S. Employees” means all Employees who are not U.S. Employees.

“Non-U.S. Retirement Benefit Arrangement” means, in respect of the Non-U.S. Employees, all plans, schemes, arrangements or individual commitments (whether externally funded or unfunded and whether or not such plans, schemes, arrangements or commitments are tax-qualified under applicable law) for the provision of or contribution towards Retirement Benefits.

“Non-U.S. Retirement Benefits Funding Assets” has the meaning given in Section 5(e)(iv) of this Agreement.

“Non-U.S. Retirement Benefit Liabilities” means any and all liabilities and obligations, as at the Distribution Date, to and in respect of the Non-U.S. Employees under any Non-U.S. Retirement Benefit Arrangement that are classified as a defined benefit plan under US-GAAP.

“Objecting Employee” has the meaning given in Section 3(b)(iii). Objecting Employees shall not be considered Employees unless provided otherwise in this Agreement.

“Other Long-Term Employee Benefits” means (i) any termination benefits and (ii) any other long-term employee benefits such as, e.g., jubilee, old-age part time benefits or other long-service benefits.

“Parent Health and Welfare Plans” means the Parent Plans identified in Appendix E.

“Parent Post-Distribution Stock Price” means the per share price of the Parent’s common stock immediately after the Distribution, which shall be equal to the volume weighted average price of the Parent’s common stock over the ten (10) trading days immediately following the Distribution Date.

“Parent Plan” means each (i) “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) other plan, program, fund, scheme or agreement, whether written or unwritten, providing for compensation, bonuses, profit-sharing, equity compensation or other forms of incentive or deferred compensation, insurance (including self-insured arrangements), health, medical or other welfare benefits, or post-employment or retirement insurance or other welfare benefits), and (iii) Employee Agreement, in each case that is sponsored, maintained, administered or contributed to by Parent or any Affiliate (other than a member of the SpinCo Group) or with respect to which Parent or any Affiliate (other than a member of the SpinCo Group) has any Liability. Effective upon the applicable Split Date, Parent Plans shall include the Retained Plans and shall exclude the Allocated Plans and Mirror Plans for which Liabilities (and Assets, where applicable) are transferred to the SpinCo Group, each in accordance with the terms of this Employee Matters Agreement.

“Plan Payee” means, as to each individual who participates in a Business Plan or a Parent Plan, such individual’s dependents, beneficiaries, alternate payees, and alternative recipients, as applicable, under each such Business Plan or Parent Plan. For the avoidance of doubt, to the extent an individual is both a Plan Payee and a current or former employee of Parent or any of its Affiliates, references to “Plan Payee” shall be deemed to refer to such individual only in his or her capacity as such a dependent, beneficiary, alternate payee, or alternative recipient, as applicable.

“Retained Employees” has the meaning given in Section 3(a). Retained Employees shall not be considered Employees unless provided otherwise in this Agreement.

“Service Provider” has the meaning given in Section 8(a)(i).

“SpinCo Post-Distribution Stock Price” means the per share price of SpinCo’s common stock immediately after the Distribution, which shall be equal to the volume weighted average price of SpinCo’s common stock over the ten (10) trading days immediately following the Distribution Date.

“Split Date” means with respect to each Split Plan, Allocated Plan and Retained Plan: (i) the date upon which certain Parent Plan Liabilities (and Assets, where applicable) that are attributable to Employees, Former Employees and Legacy Former Employees will be allocated and transferred, as described herein, to a Mirror Plan or member of the SpinCo Group, (ii) the date upon which the sponsorship of (and responsibility for) the Allocated Plan will be transferred to a member of the SpinCo Group, or (iii) the date upon which sponsorship of (and responsibility for) the Retained Plan will be transferred to a member of the Parent Group. The Split Date for the Parent Plans listed in Appendix C, the Retained Plans listed in Appendix B, and the Allocated Plans listed in Appendix A shall be the applicable date listed in the relevant Appendix.

“Split Plans” means those Parent Plans for which Liabilities (and Assets, where applicable) will be allocated between Parent and SpinCo in accordance with this Agreement. The Split Plans are the plans identified in Appendix C and the Maintained Health and Welfare Plans.

“Successor Retirement Benefit Arrangement” has the meaning given in Section 5(e)(ii).

“Transition Services Period” means the period following the Distribution Date as provided in the Transition Services Agreement, or such other period mutually agreed upon by the Parties with respect to a specific administrative service.

“U.S. Employees” means all Employees employed in the United States.

Section 2.           Assumption of Certain Obligations and Liabilities.

(a)           Ancillary Agreements: In the event of conflict or inconsistency between the provisions of this Agreement and any Local Transfer Agreement (including any provision of a Local Transfer Agreement providing for dispute resolution mechanism inconsistent with those provided herein), on the other hand, the provisions of this Agreement shall prevail and remain in full force and effect, unless otherwise provided in Appendix 2a or required by non-waivable applicable Law. Each Party hereto shall, and shall cause each of its members to, implement the provisions of and the transactions contemplated by each Local Transfer Agreement in accordance with the preceding sentence.

(b)           General Liability Allocation. Except as otherwise expressly set forth in this Agreement, including without limitation in Section 5(e)(i), to the fullest extent permitted by applicable Law, SpinCo shall, or shall cause one or more of the SpinCo Group members to, assume or retain, as the case may be, any and all Employment Liabilities, and Parent shall, and shall cause each other member of the Parent Group to, transfer, assign, and convey, each effective as of the following dates: (i) in the case of Employment Liabilities other than those related to the Mirror Plans or Allocated Plans, the Distribution Date, and (ii) in the case of Employment Liabilities related to the Mirror Plans and the Allocated Plans, the applicable Split Date.

If applicable Law does not permit the assumption or retention, or the transfer, assignment, or conveyance, of a certain Employment Liability or as provided in Appendix 2b, then solely with respect to that Employment Liability, then SpinCo shall indemnify, defend and hold harmless the Parent Indemnitees against any and all losses related to such Employment Liability.

(c)           Bonuses. With respect to the fiscal year in which the Distribution Date occurs and each fiscal year thereafter, SpinCo shall be solely responsible for paying (or causing to be paid) annual cash incentive bonuses for the full fiscal year to all Employees (and, if applicable, Former Employees) unless otherwise provided in Appendix 2c. For the fiscal year in which the Distribution Date occurs, (i) SpinCo shall maintain a bonus plan for the benefit of Employees (and, if applicable, Former Employees) with substantially the same terms and conditions as the annual bonus plan applicable to such Employees (and, if applicable, Former Employees) immediately prior to the Distribution Date, except that SpinCo may adjust the performance goals to the extent necessary or appropriate to maintain the intended incentive opportunity, and (ii) SpinCo shall pay (or cause to be paid) the bonuses due to each Employee (and, if applicable, each Former Employee) under such bonus plan (taking into account any adjustments made pursuant to clause (i)) during the next following fiscal year consistent with past practice under the comparable Parent Plan.

(d)           Individual Employee Agreements. SpinCo, to the extent permitted by applicable Law and consistent with the principles set out in Section 2(b), shall, or shall cause another member of the SpinCo Group to, assume or retain exclusive responsibility for all Employee Agreements with Employees, Former Employees and Legacy Former Employees, which are or shall become Business Plans on and after the Split Date.

(e)           Vacation and Paid Time-Off. Effective as of the Distribution Date, SpinCo, to the extent permitted by law and consistent with the principles set out in Section 2(b), shall, or shall cause another member of the SpinCo Group to, assume or retain all obligations of the Parent Group members for the accrued, unused vacation and other paid time off or leave benefits for Employees, Former Employees and Legacy Former Employees unless otherwise provided in Appendix 2e.

(f)            Litigation. If a member of the Parent Group is a party to an Action brought by or on behalf of an Employee, Non-Transferred Employee, Former Employee or Legacy Former Employee (including a class thereof), or related to a Business Plan (including an Allocated Plan or Mirror Plan), then SpinCo shall indemnify, defend and hold harmless the Parent Indemnitees from and against any and all Liabilities of the Parent Indemnitees to the extent relating to, arising out of or resulting from such Action and manage any such Action (including without limitation any SpinCo Directed Actions) pursuant to the terms of the Separation Agreement; provided, however that SpinCo shall not have any indemnification obligations with respect to any Parent Retained Liabilities. If SpinCo or another member of the SpinCo Group is a party to an Action brought by an employee who is not an Employee, Former Employee, or Legacy Former Employee, and such Action relates to a Parent Plan, then Parent shall indemnify, defend and hold harmless the SpinCo Indemnitees from and against any and all Liabilities of the SpinCo Indemnitees to the extent relating to, arising out of or resulting from such Action and manage any such Action (including without limitation any Parent Directed Actions) pursuant to the terms of the Separation Agreement; provided, however that Parent shall not have any indemnification obligations with respect to any SpinCo Liabilities.

(g)           Workers’ Compensation. For the avoidance of doubt, SpinCo shall, or shall cause another member of the SpinCo Group to, establish a workers’ compensation program covering all members of SpinCo Group, effective as of the Distribution Date, and shall cease to have access to any Parent Group workers’ compensation programs for any injuries from and after the Distribution Date. Parent Group workers’ compensation programs shall cover any injuries occurring before the Distribution Date for Employees, Former Employees and Legacy Former Employees, provided that such Employees, Former Employees and Legacy Former Employees, and such injuries, are otherwise eligible for coverage under the Parent Group’s workers’ compensation programs.

Section 3.           Employment.

(a)           Continuation of Employment. Except for the Employees retained by Parent set out in Appendix 3a (the “Retained Employees”, and together with the Objecting Employees, the “Non-Transferred Employees”), SpinCo shall, or shall cause another member of the SpinCo Group to, employ each Employee employed immediately prior to the Distribution Date; provided that, notwithstanding anything to the contrary in this Agreement, the transfer to SpinCo or another member of the SpinCo Group of the employment of Employees who are on short-term disability leave with Parent or any Parent affiliate as of the Distribution Date (the “Delayed Transfer Employees”) shall be delayed until the end of such leave, at which point such Delayed Transfer Employees will be transferred to SpinCo or another member of the SpinCo Group. Notwithstanding such delayed transfer, SpinCo shall be responsible for Liabilities associated with such Delayed Transfer Employees from the Distribution Date to the extent otherwise provided in this Agreement.

(b)           Transfer of Employment.

(i)            Automatic Transfer of Employment: In those jurisdictions where the transfers of employment relationships of Employees to SpinCo or to another member of the SpinCo Group constitute transfers of an undertaking pursuant to the applicable local automatic transfer regulations (“Automatic Transfer Regulations”), Parent and SpinCo agree that they will comply with the requirements of the Automatic Transfer Regulations affecting the automatic transfer of employees on the sale, transfer or continuation of a business and/or the provision of services and that they will work to provide an orderly transition for those employees who will automatically transfer pursuant to Automatic Transfer Regulations.

(ii)           Offer and Acceptance Employee Transfers: For those jurisdictions, where Employees will be transferred to SpinCo or to another member of the SpinCo Group via an offer and acceptance prior to the Distribution Date, SpinCo is obliged to make, or shall cause another member of the SpinCo to make, subject to the applicable Law, an employment offer to the Employees as soon as reasonably practicable, effective no later than the Distribution Date and consistent with the employment terms following the Distribution Date and the terms of this Agreement.

(iii)          Refusal or Objection of Transfer to SpinCo: If the Employee does not accept the offer of SpinCo or any other member of SpinCo Group to transfer their employment relationship or objects to the transfer of their employment relationship to SpinCo or another member of the SpinCo group (the “Objecting Employees”), SpinCo undertakes to inform Parent without undue delay of any receipts of refusals or objections of the Objecting Employees to the transfer of their respective employment relationship to SpinCo or any member of the SpinCo group.

(c)           No Guarantee of Employment. Notwithstanding any other provision of this Employee Matters Agreement or the Separation Agreement, and subject to applicable Law, no SpinCo Group member shall be obligated to continue to employ any Employee for any specific period of time.

(d)           Employee Representative Agreements. Effective as of the Distribution Date, SpinCo shall, or shall cause another SpinCo Group member to, assume or remain a party to all collective bargaining, works council or other similar employee representative agreements (the employee representative party to such agreements, collectively, “Appropriate Representatives”), or honor the obligations thereunder, that apply to any Employees and either (i) require assumption by Law, or (ii) state that such agreement or obligation applies to successors (collectively, “Employee Representative Agreements”). If there are Employee Representative Agreements that continue to cover employees of the SpinCo Group and employees of the Parent Group, the Parties will work together in good faith and in accordance with applicable Law to open and manage negotiations with the applicable Appropriate Representative with a goal of establishing separate agreements to be in place by the Distribution Date, where possible on reasonable terms that are acceptable to both SpinCo and Parent.

Section 4.           Employment Terms Following the Distribution Date.

(a)           Terms and Conditions of Employment. Consistent with applicable Law and this Agreement, during the applicable Continuation Period, SpinCo shall, or shall cause another SpinCo Group member to, provide each Employee employed immediately prior to the Distribution Date with the following:

(i)            salary or wages, cash incentive compensation opportunities, cash bonus opportunities (excluding any transaction-related, retention or similar opportunities) and welfare and retirement benefits that are at least substantially similar, in the aggregate, to those provided to such Employee immediately prior to Distribution Date; and

(ii)           to the extent required by applicable Law, a Parent Plan or a Business Plan, other material terms and conditions of employment as were provided to such Employee immediately prior to the Distribution Date.

(b)           Vacation and Paid Time Off. SpinCo shall, or shall cause another member of the SpinCo Group to, provide vacation, paid time off, and leave benefits to Employees during the Continuation Period (or such longer period required by applicable Law) that are at least as favorable (and take into account the same service) as those provided to Employees under the applicable vacation, paid time off, or leave program immediately prior to the Distribution Date.

(c)           Severance Benefits. SpinCo shall, or shall cause another member of the SpinCo Group to, provide severance benefits to any Employee who was employed immediately prior to the Distribution Date, but who is laid off or terminated by a SpinCo Group member during the 12-month period immediately following the Distribution Date in an amount that is equal to the greater of (i) the severance benefits, if any, to which the Employee would have been entitled under the circumstances pursuant to the terms of any Parent Plan or Business Plan that is a severance or layoff plan as would have applied to such Employee if such termination occurred immediately prior to the Distribution Date, or (ii) the severance benefits, if any, provided under the severance arrangements of a SpinCo Group member applicable to similarly-situated employees and in connection with comparable terminations of employment, in each case to be calculated on the basis of the Employee’s compensation and service at the time of the layoff or other termination. In addition, SpinCo shall consider such eligible laid off or terminated Employee for a pro rata bonus under the terms of any bonus plan of the applicable SpinCo Group member in which the employee participates to the extent such Employee would have been eligible for a pro rata bonus under similar circumstances pursuant to the terms of any Parent Plan or Business Plan.

(d)           Credit for Service. SpinCo shall, and shall cause the other SpinCo Group members to, credit Employees for all service earned on and prior to the Distribution Date with the Parent Group and the SpinCo Group, in addition to service earned with the SpinCo Group on and after the Distribution Date for all purposes, including under the Business Plans (including the Mirror Plans and Allocated Plans) and other similar plans and programs sponsored by a SpinCo Group member; provided, however, that in no event shall SpinCo be required to credit service for Employees in a manner that results in a duplication of service under a plan with respect to a period, thus leading to a duplication of benefits. The SpinCo Group shall not amend any provision of a Business Plan (including a Mirror Plan or an Allocated Plan) as to any participant as of the applicable Split Date in any manner that would reduce the credit for service for such individual that is provided under this Section 4(d), to the extent this leads to a reduction of benefits, or if more generous, under the applicable plan or applicable Law.

Section 5.           Parent Plans.

(a)           U.S. Defined Benefit Pension Plans. As of the Distribution Date, the Parent Group shall retain (or assume to the extent necessary) sponsorship of each Parent Plan that is a tax-qualified defined benefit pension plan (a “Parent Pension Plan”), and, from and after the Distribution Date, all Assets and Liabilities thereunder shall be Assets and Liabilities of the Parent Group. No member of SpinCo Group shall assume any Assets or Liabilities relating to the Parent Pension Plans or, notwithstanding anything to the contrary in this Agreement, shall have any obligation to establish a tax-qualified defined benefit plan in the United States.

(b)           U.S. Defined Contribution Plans. Effective as of January 1, 2024, (i) (A) Parent shall transfer from the BorgWarner Inc. Retirement Savings Plan (the “BW RSP”) to a tax-qualified defined contribution plan sponsored by SpinCo or another member of the SpinCo Group (the “RSP Mirror Plan”) all Assets and Liabilities under the BW RSP with respect to Employees, Former Employees and Legacy Former Employees and (B) the RSP Mirror Plan shall assume all such Assets and Liabilities from the BW RSP, (ii) (A) Parent shall transfer from the Deferred Plans to comparable plans sponsored by SpinCo or another member of the SpinCo Group (the “Mirror Deferred Compensation Plans”) all Liabilities under the Deferred Plans with respect to Employees and Former Employees and (B) the Mirror Deferred Compensation Plans shall assume all such Liabilities from the Deferred Compensation Plans, and (iii) SpinCo shall assume, and shall cause any other SpinCo Group member that sponsors the RSP Mirror Plan or a Mirror Deferred Compensation Plan to assume, all responsibility for funding and paying (or causing to be paid) the transferred Liabilities described in this Section 5(b) for any such plan that SpinCo or such other member sponsors. For the avoidance of doubt, the Assets and Liabilities to be transferred with respect to the BW RSP shall include the allocable portion (in proportion to the aggregate account balances transferred to the RSP Mirror Plan) of the forfeiture account and revenue account accumulation held in the BW RSP as of January 1, 2024 (net of any applicable estimated unpaid plan expenses for the most recently completed plan year), and promissory notes evidencing plan loans, and neither the transfers described in this Section 5(b), nor the Distribution Date, shall be treated as a “separation from service” as defined under Treasury Regulation s. 1.409A-1(h) for purposes of the Deferred Plans and the Mirror Deferred Compensation Plans or as a “severance from employment” within the meaning of Treasury Regulation s. 1.401(k)-1(d)(2) for purposes of the RSP. After the transfer of Assets and Liabilities has occurred with respect to the BW RSP and the RSP Mirror Plan as contemplated by this paragraph, if on further review it is determined and agreed upon by the Parties that an incorrect amount of assets was transferred, there shall be a corresponding adjustment to correct any such mistake.

The Liabilities transferred in accordance with this Section 5(b) shall cease to be Liabilities of the BW RSP (and the BW RSP Assets transferred in accordance with this Section 5(b), if any, shall cease to be Assets of the BW RSP), the Deferred Plans and the Parent Group (excluding the SpinCo Group) as of January 1, 2024. From and after January 1, 2024, the RSP Mirror Plan, the Mirror Deferred Compensation Plans and the members of the SpinCo Group that sponsor such plans, as applicable, shall be responsible for all obligations and Liabilities (including, for the avoidance of doubt, the obligation to defend claims related to benefits and/or benefits eligibility) with respect to, or in any way related to, the Liabilities transferred under this Section 5(b), whether accrued before, on or after January 1, 2024.

The plan documents for the RSP Mirror Plan and the Mirror Deferred Compensation Plans adopted on January 1, 2024 shall reflect the service crediting requirements described in Section 4(d).

SpinCo and the other members of the SpinCo Group that sponsor such plans shall be solely and exclusively responsible for, and SpinCo shall indemnify and defend the Parent Group against, any and all claims related to (x) the establishment of, or transfer of Liabilities (and Assets, where applicable) to, the RSP Mirror Plan or the Mirror Deferred Compensation Plans, and/or the members of the SpinCo Group, and/or (y) any amendments to, or termination of, the RSP Mirror Plan or the Mirror Deferred Compensation Plans. For the avoidance of doubt, SpinCo and the other members of the SpinCo Group that sponsor such plans shall be solely and exclusively responsible for all Liabilities arising from clause (x) or (y).

Employees, Former Employees, and Legacy Former Employees who otherwise meet the eligibility requirements of the BW RSP and the Deferred Plans shall be eligible to participate in the BW RSP and the Deferred Plans through December 31, 2023, unless otherwise mutually agreed by the Parties or as otherwise required by applicable Law; provided that SpinCo shall continue to reimburse Parent promptly for the full cost of any benefits provided under such BW RSP and the Deferred Plans (including expenses) and pay Parent for all administrative and other expenses associated with such continued participation in the BW RSP and the Deferred Plans.

(c)           U.S. Health and Other Welfare Benefits.

(i)            Continued Participation in Parent Health and Welfare Plans. Employees who otherwise meet the eligibility requirements of the Parent Health and Welfare Plans shall be eligible to participate in the Parent Health and Welfare Plans for active employees through December 31, 2023, unless otherwise mutually agreed by the Parties or as otherwise required by applicable Law; provided that SpinCo shall continue to reimburse Parent promptly for the full cost of such benefits (including expenses), as described in this Section 5(c) and Section 12(d) and pay Parent for all administrative and other expenses associated with such continued participation in the Parent Health and Welfare Plans as provided in the TSA.

(ii)           SpinCo Group U.S. Health and Welfare Plans. By January 1, 2024, SpinCo shall, or shall cause the applicable member of the SpinCo Group to, establish SpinCo Group U.S. health and welfare plans (the “SpinCo Group U.S. Health and Welfare Plans”). Except as specifically provided herein, it is anticipated that U.S. Employees shall cease active participation in the Parent Health and Welfare Plans as of January 1, 2024 (the “Plan Transition Date”) and commence such participation in the SpinCo Group U.S. Health and Welfare Plans on the Plan Transition Date. SpinCo shall use commercially reasonable efforts to cause the SpinCo Group U.S. Health and Welfare Plans, as applicable, to: (a) with respect to initial enrollment as of the Plan Transition Date, waive (1) all limitations as to preexisting conditions, exclusions, and service conditions with respect to participation and coverage requirements applicable to any U.S. Employee, or any covered dependents thereof, other than limitations that were in effect with respect to such U.S. Employee, or covered dependent under the applicable Parent Health and Welfare Plan as of immediately prior to the Plan Transition Date, and (2) any waiting period limitation or evidence of insurability requirement applicable to such U.S. Employee, or any covered dependents thereof, other than limitations or requirements that were in effect with respect to such U.S. Employee, or covered dependent under the applicable Parent Health and Welfare Plan as of immediately prior to the Plan Transition Date; and (b) take into account (x) with respect to aggregate annual, lifetime, or similar maximum benefits available under the SpinCo Group U.S. Health and Welfare Plans, such U.S. Employee’s, or any covered dependents’ prior claim experience under the Parent Health and Welfare Plan; and (y) any eligible expenses incurred by such U.S. Employee and his or her covered dependents during the portion of the plan year of the applicable Parent Health and Welfare Plan ending as of the Plan Transition Date to be taken into account under such SpinCo Group U.S. Health and Welfare Plan for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such U.S. Employee and his or her covered dependents for the applicable plan year to the same extent as such expenses were taken into account by Parent for similar purposes prior to the Plan Transition Date as if such amounts had been paid in accordance with such SpinCo Group U.S. Health and Welfare Plan.

(iii)          Allocation of Health and Welfare Assets and Liabilities. Effective as of the Distribution Date, except as otherwise specifically provided herein, Parent Group shall retain all Liabilities relating to Incurred Claims (as defined below) under the Parent Health and Welfare Plans, and shall also retain Assets (including, without limitation, Medicare reimbursements, pharmaceutical rebates, and similar items) associated with such Incurred Claims. The SpinCo Group shall be responsible for all Liabilities relating to Incurred Claims under any SpinCo Group U.S. Health and Welfare Plan and shall also retain Assets (including, without limitation, Medicare reimbursements, pharmaceutical rebates, and similar items) associated with such Incurred Claims. “Incurred Claims” shall mean a Liability related to services or benefits provided under a health and welfare benefit plan, and shall be deemed to be incurred: (a) with respect to medical, dental, vision, and prescription drug benefits, upon the rendering of services giving rise to such Liability; (b) with respect to death benefits, life insurance, accidental death and dismemberment insurance, and business travel accident insurance, upon the occurrence of the event giving rise to such Liability; (c) with respect to disability benefits, upon the date of disability, as determined by the disability benefit insurance carrier or claim administrator, giving rise to such Liability; (d) with respect to a period of continuous hospitalization, upon the date of admission to the hospital; and (e) with respect to tuition reimbursement or adoption assistance, upon completion of the requirements for such reimbursement or assistance, whichever is applicable.

Notwithstanding anything to the contrary in the preceding paragraphs, except to the extent otherwise required by law or agreed by the Parties, any Employee, Former Employee or Legacy Former Employee (or their respective covered dependents) who incurs a qualifying event under COBRA, or is receiving long-term disability benefits as a result of an Incurred Claim occurring, on or after the Distribution Date and before January 1, 2024 shall continue to participate in and receive benefits under (to the extent otherwise eligible for continued participation and benefits under) any applicable Parent Health and Welfare Plans; provided that SpinCo or a member of SpinCo Group shall reimburse Parent promptly an amount equal to the premiums, as determined by Parent, with respect to such continued participation between the Distribution Date and January 1, 2024 and pay Parent for all administrative and other expenses associated with such continued participation.

(d)           Parent FSA Plans. U.S. Employees shall remain eligible to participate in health care and dependent care flexible spending account arrangements under the Parent Health and Welfare Plans (collectively, the “Parent FSA Plans”) through December 31, 2023 (and thereafter for any amounts rolled over in accordance with the terms of the Parent FSA Plans or to the extent of any grace period or claims run-out period). SpinCo shall, or shall cause another member of the SpinCo Group to, establish a cafeteria plan (within the meaning of Section 125 of the Internal Revenue Code) with health care and dependent care flexible spending account arrangements (the “SpinCo Cafeteria Plan”) effective January 1, 2024.

(e)           Non-U.S. Retirement Benefits and Other Long-Term Employee Benefits of Non-U.S. Employees.

(i)            Transfer of Non-U.S. Retirement Benefit Liabilities: As an exception to Section 2(b), the Retirement Benefit Liabilities pertaining to the Non-U.S. Employees and Legacy Former Non-U.S. Employees shall be transferred to SpinCo or other members of the SpinCo Group to the extent such transfer is required by applicable Law or set out in Appendix 5 (e) (i) (“Transferring Non-U.S. Retirement Benefit Liabilities”).

(ii)           Successor Non-U.S. Retirement Benefit Arrangements: In respect to the Non-U.S. Retirement Benefit Arrangements, SpinCo shall be obliged to establish a successor plan for the benefit of the Non-U.S. Employees to the extent required by applicable Law or set out in Appendix 5 (e) (ii) (“Successor Retirement Benefit Arrangement”) and shall be required to maintain this Successor Retirement Benefit Arrangement during the Continuation Period.

(iii)          Non-U.S. Defined Contribution Arrangements: With regard to any Non-U.S. Defined Contribution Arrangement, such Successor Retirement Benefit Arrangement shall also include the possibility to transfer all assets corresponding to Non-U.S. Defined Contribution Arrangements to the Successor Retirement Benefit Arrangement with discharging effect for the Non-US Defined Contribution Arrangement of Parent or the members of the Parent Group to the extent required by applicable Law or as provided in Appendix 5 (e) (ii).

(iv)          Non-U.S. Retirement Benefit Funding Assets: To the extent that there are assets to fund the Transferring Non-U.S. Retirement Benefit Liabilities (“Non-U.S. Retirement Benefits Funding Assets”), Parent and SpinCo shall make the declarations required for the transfer and undertake reasonable efforts to achieve a transfer of such Non-U.S. Retirement Benefits Funding Assets.

(v)           Transfer of Other Long-Term Employee Benefits of Non-U.S. Employees: If and to the extent applicable, the foregoing provisions of this Section 5(e) shall apply mutatis mutandis to Other Long-Term Employee Benefits of Non-U.S. Employees unless provided otherwise in this Agreement.

(f)            Participation in Parent Plans. Effective as of the applicable Split Date, all Employees, Former Employees, and Legacy Former Employees will cease participation in and benefit accrual under the Parent Plan from which Liabilities (and Assets, where applicable) are transferred to the SpinCo Group as of such Split Date, except to the extent (if at all) as required by applicable Law or as otherwise explicitly set forth in this Section 5 or Appendix 5f. To the extent that any Employees, Former Employees and Legacy Former Employees continue to participate in a Parent Plan in accordance with this Agreement, SpinCo shall, or shall cause another member of the SpinCo Group to, reimburse Parent promptly as described in Section 12 (d). Parent shall, and shall cause the other members of the Parent Group to, take all necessary actions to effect such cessation of participation by Employees, Former Employees, and Legacy Former Employees under the Parent Plans, and SpinCo shall promptly reimburse Parent for costs as described in Section 12(d).

(g)           Follow-on Transfers. With respect to the Parent Plans that are Split Plans identified in Appendix C as being subject to this Section 5(g), if a participant in any such plan subsequently transfers between the Parent Group and the SpinCo Group before the Distribution Date, then the Liabilities (and, if applicable, Assets) for such participant’s benefits under such plans shall be transferred to and from each Parent Plan as needed to ensure that each such participant’s benefit is allocated to the individual’s employer or most recent former employer (in each case, or an Affiliate thereof). Effective upon the reallocation of the Liabilities (and Assets, where applicable) for such benefits pursuant to this Section 5(g), the legal entity to whom such benefits are transferred shall assume all responsibility for funding and paying (or causing to be paid) the transferred Liabilities described in this Section 5(g). For the avoidance of doubt, with respect to the Parent Plans that are Split Plans identified in Appendix C as being subject to this Section 5(g), if a participant in any such plan subsequently transfers between the Parent Group and the SpinCo Group after the Distribution Date, then the Liabilities (and, if applicable, Assets) for the participant’s benefits shall not transfer as described in this Section 5(g).

Section 6.           Business Plans. The members of the SpinCo Group shall retain all Liabilities (and Assets, where applicable) with respect to the Business Plans (and no member of the Parent Group that is not in the SpinCo Group shall have any obligations with respect thereto). Without limiting the generality of the foregoing, a SpinCo Group member shall be designated by SpinCo as plan sponsor of each Business Plan from and after the Split Date.

Section 7.           Non-U.S. Employees.

(a)           Terms and Conditions of Employment. In the case of the Non-U.S. Employees employed by a member of the SpinCo Group immediately prior to the Distribution Date, SpinCo shall, and shall cause the other members of the SpinCo Group to, in addition to meeting the requirements specified in Section 4 through Section 6, comply with any additional obligations arising under applicable Laws governing the terms and conditions of their employment or severance of employment in connection with the transfer of the SpinCo Business or otherwise.

(b)           Severance Indemnity. In the event (i) the members of the SpinCo Group do not provide Non-U.S. Employees employed by a SpinCo Group member immediately prior to the Distribution Date with (A) similar in-kind benefits to those provided immediately prior to the Distribution Date, or (B) a benefit plan consistent with applicable Law or the SpinCo Group’s obligations in this Employee Matters Agreement, or (ii) any member of the SpinCo Group amends or otherwise modifies on or after the Distribution Date any such benefit plan, any Non-U.S. Business Plan in which any Non-U.S. Employee was covered or eligible for coverage immediately prior to the Distribution Date, or any other term or condition of employment applicable to Non-U.S. Employees immediately prior to the Distribution Date, in each case in a manner that results in any obligation, contingent or otherwise, of any Parent Group member to pay any severance, termination indemnity, or other similar benefit (including such benefits required under applicable Law) to such person, SpinCo shall, or shall cause another member of the SpinCo Group to, reimburse and otherwise hold harmless the Parent Group for all such severance, termination indemnity and other similar benefits and any additional Liability incurred by the Parent Group in connection therewith.

Section 8.           Equity Compensation Awards

(a)           Restricted Stock and Restricted Stock Units.

(i)            Restricted Stock and Restricted Stock Units Held by SpinCo Group Employees and Service Providers. Parent and SpinCo shall take or cause to be taken any and all action as shall be necessary or appropriate, including approval of the provisions of this Section 8(a)(i) by SpinCo’s Board of Directors and Parent’s Board of Directors or Compensation Committee pursuant to the terms of Parent’s 2018 Stock Incentive Plan or successor equity plan (the “Parent Equity Plan”), the SpinCo 2023 Stock Incentive Plan (the “SpinCo Equity Plan”) and this Employee Matters Agreement, so that each restricted stock award and restricted stock unit award (including, for the avoidance of doubt, any restricted stock and restricted stock units attributable to the reinvestment or deemed reinvestment of associated dividends or dividend equivalents (“Related Dividend Equivalents”)) relating to Parent’s common stock granted under the Parent Equity Plan (each, a “Parent RSU Award”) held at the close of business on the Distribution Date by any Employee or any current individual independent contractor, consultant or other individual service provider who is or was providing services primarily for the benefit of the SpinCo Business as determined by Parent (collectively, “Service Providers”) shall be replaced with a substitute restricted stock or restricted stock unit (including, for the avoidance of doubt, any Related Dividend Equivalents) award relating to SpinCo’s common stock that is granted under the SpinCo Equity Plan (“Substitute SpinCo RSU Award”). The number of SpinCo shares of restricted stock or restricted stock units subject to the Substitute SpinCo RSU Award will be equal to the number of shares of Parent restricted stock or Parent restricted stock units subject to the Parent RSU Award (including, for the avoidance of doubt, any Related Dividend Equivalents) held by the participant at the close of business on the Distribution Date multiplied by a fraction, (i) the numerator of which is equal to the sum of (x) the Parent Post-Distribution Stock Price plus (y) the quotient of the SpinCo Post-Distribution Stock Price divided by the number of shares of Parent’s common stock a holder of Parent’s common stock must hold to receive one share of SpinCo common stock in the Distribution, and (ii) the denominator of which is the SpinCo Post-Distribution Stock Price (the “SpinCo Conversion Ratio”). Each Substitute SpinCo RSU Award shall vest and be payable based on the holder’s service with the SpinCo Group. Each Substitute SpinCo RSU Award shall have the same terms and conditions as the corresponding Parent RSU Award, except as provided herein.

(ii)           Restricted Stock and Restricted Stock Units Held by Persons Other Than SpinCo Group Employees or Service Providers. Parent shall take or cause to be taken any and all action as shall be necessary or appropriate, including approval of the provisions of this Section 8(a)(ii)) by Parent’s Board of Directors or Compensation Committee pursuant to the terms of the Parent Equity Plan and this Employee Matters Agreement, so that each Parent RSU Award held at the close of business on the Distribution Date by any person who is not an Employee or a Service Provider, including any restricted stock units, shall be adjusted (“Adjusted Parent RSU Award”). The number of Parent shares of restricted stock or restricted stock units subject to the Adjusted Parent RSU Award will be equal to the number of Parent shares of restricted stock or restricted stock units subject to the Parent RSU Award (including, for the avoidance of doubt, any Related Dividend Equivalents) held by the holder at the close of business on the Distribution Date multiplied by a fraction, (i) the numerator of which is equal to the sum of (x) the Parent Post-Distribution Stock Price plus (y) the quotient of the SpinCo Post-Distribution Stock Price divided by the number of shares of Parent’s common stock a holder of Parent’s common stock must hold to receive one share of SpinCo common stock in the Distribution, and (ii) the denominator of which is the Parent Post-Distribution Stock Price (the “Parent Conversion Ratio”). Each Adjusted Parent RSU Award shall have the same terms and conditions as the corresponding Parent RSU Award, except as provided herein.

(b)           Performance Share Awards.

(i)            Performance Share Awards Held by SpinCo Group Employees or Service Providers. Parent and SpinCo shall take or cause to be taken any and all action as shall be necessary or appropriate, including approval of the provisions of this Section 8(b)(i) by SpinCo’s Board of Directors and Parent’s Board of Directors or Compensation Committee pursuant to the terms of the Parent Equity Plan, the SpinCo Plan and this Employee Matters Agreement, so that each Parent performance share award held at the close of business on the Distribution Date by any Employee or Service Provider will be replaced with a Substitute SpinCo RSU Award granted under the SpinCo Plan. For purposes of determining the number of SpinCo restricted stock units subject to the Substitute SpinCo RSU Award, the SpinCo Conversion Ratio shall be applied to the number of Parent performance shares considered earned with respect to such Parent performance share award (including, for the avoidance of doubt, any Related Dividend Equivalents), and the number of such Parent performance shares that are considered earned with respect to such performance share award shall be determined by Parent’s Board of Directors or Compensation Committee based upon projected performance results through the end of the applicable performance period, calculated based on actual performance from the beginning of the applicable performance period through the end of the fiscal quarter immediately preceding the Distribution Date and expected performance, as determined by Parent’s Board of Directors or Compensation Committee, through the remainder of the applicable performance period had the Distribution not occurred; provided that, for any Parent performance share awards for which less than one year of the performance period has elapsed, the target number of Parent performance shares shall be considered earned. Each Substitute SpinCo RSU Award shall have a vesting period ending on the last day of the performance period applicable to the corresponding Parent performance share award to which it relates based on the holder’s service with the SpinCo Group, and shall have the same terms and conditions as the corresponding Parent performance share award, except as provided herein.

(ii)           Performance Share Awards Held by Persons Other Than SpinCo Group Employees or Service Providers. Parent shall take or cause to be taken any and all action as shall be necessary or appropriate, including approval of the provisions of this Section 8(b)(ii) by Parent’s Board of Directors or Compensation Committee pursuant to the terms of the Parent Equity Plan and this Employee Matters Agreement, so that each Parent performance share award held at the close of business on the Distribution Date by any person who is not an Employee or a Service Provider will be replaced with, or modified to constitute, an adjusted Parent performance share award (an “Adjusted Parent Performance Share Award”) granted under or subject to the Parent Equity Plan. The number of Parent performance shares subject to the Adjusted Parent Performance Share Award will be equal to the number of Parent performance shares subject to the Parent Performance Award held by the holder at the close of business on the Distribution Date (including, for the avoidance of doubt, any Related Dividend Equivalents) multiplied by the Parent Conversion Ratio. Parent’s Board of Directors or Compensation Committee shall adjust any performance goals applicable to the Adjusted Parent Performance Share Awards in any manner it deems in its discretion to be appropriate to take into account the Separation and related effects, and the Adjusted Parent Performance Share Awards shall otherwise have the same terms and conditions as the corresponding Parent Group performance share award, except as provided herein.

(c)           Approval and Terms of Equity Awards. By approval of SpinCo’s Board of Directors and Parent’s Board of Directors or Compensation Committee pursuant to Section 8(a), (b) and (c), SpinCo, as issuer of substitute and replacement awards provided hereunder, and Parent as sole shareholder of SpinCo, shall adopt and approve, respectively, the issuance of the substitute or replacement awards, or modifications to awards, provided for herein. Except as set forth above or otherwise determined by Parent’s Board of Directors or Compensation Committee or SpinCo’s Board of Directors, the terms of the Parent Equity Plan and of the outstanding equity compensation awards held by participants under the Parent Equity Plan and the substitute or replacement SpinCo equity awards shall be subject to the terms of such plans and applicable award agreements, except that references in such outstanding substitute and replacement SpinCo awards to “Board” and “Committee” shall mean the Board, Compensation Committee or any other designated committee of SpinCo (as applicable) and references to the “Company” shall mean SpinCo. Notwithstanding the foregoing, substitute or replacement awards made under the SpinCo Plan pursuant to SpinCo’s obligations under this Employee Matters Agreement shall take into account all employment and service with both Parent Group and SpinCo Group, and their respective subsidiaries and affiliates, for purposes of determining when such awards vest and terminate.

(d)           No Change in Control or Separation from Service. The Distribution and any related transfers of employment between Parent Group and SpinCo Group entities will not constitute a “Change in Control” or a termination or separation of employment or service that would result in accelerated vesting for purposes of Parent equity awards that are outstanding as of the Distribution Date or for purposes of other compensation arrangements maintained by Parent.

(e)           Through the Distribution Date. From the date of this Employee Matters Agreement through the Distribution Date, the Parties shall comply with Parent’s established policies and practices with respect to the solicitation and hiring of any individual employed by the Parent Group or the SpinCo Group, as applicable.

Section 9.           Transition Services Agreement

Nothing in the TSA is intended, or shall be construed, to conflict with this Employee Matters Agreement. In the event of any such conflict, the terms of this Employee Matters Agreement shall prevail.

The members of the SpinCo Group remain responsible for Employment Liabilities regardless of whether the Parent Group provides services (or makes discretionary decisions in providing services) to the SpinCo Group pursuant to the TSA in relation to the Employment Liabilities.

Section 10.         Impermissibility; Good Faith.

In the event that any provision of this Employee Matters Agreement is not permissible under any Law or practice, the Parties agree that they shall proceed in good faith under such Law or practice to carry out to the fullest extent possible the purposes of such provision.

Section 11.         Restrictive Covenants Relating to Employees.

(a)           Non-Solicitation by Parent. During the twenty-four (24) month period following the Distribution Date, Parent shall not, and shall cause the other Parent Group members not to, directly or indirectly, solicit or induce or attempt to solicit or induce any Employee to leave employment with any SpinCo Group member; provided, however, that SpinCo shall notify Parent in writing of any alleged breach of this obligation and Parent shall have ten (10) calendar days following receipt of such notice to effect a cure.

(b)           Non-Solicitation by SpinCo. During the twenty-four (24) month period following the Distribution Date, SpinCo shall not, and shall cause the other SpinCo Group members not to, directly or indirectly, solicit or induce or attempt to solicit or induce any employee of the Parent Group to leave the employment with any Parent Group member; provided, however, that Parent shall notify SpinCo in writing of any alleged breach of this obligation and SpinCo shall have ten (10) calendar days following receipt of such notice to effect a cure.

(c)           Exceptions. The limitations set forth in Sections 11(a) and 11(b) shall not prohibit members of the SpinCo Group or the Parent Group from: (i) soliciting any individual whose employment has been terminated, or who has been provided with formal notice of layoff, by a member of the SpinCo Group or the Parent Group, as the case may be, (ii) placing public advertisements or conducting any other form of general solicitation that is not specifically targeted towards the applicable employees, or (iii) soliciting specifically identified employees with the prior written agreement of the other Party.

Section 12.         Cooperation and Assistance.

(a)           Mutual Cooperation. From and after the date of this Employee Matters Agreement, Parent and SpinCo shall, and each shall cause their respective Parent Group and SpinCo Group members to, cooperate with each other to facilitate the obligations assumed by the SpinCo Group under this Employee Matters Agreement including (i) using commercially reasonable effort to enter into any necessary agreements to accomplish the assumptions and transfers of assets and liabilities contemplated by this Agreement, (ii) undertaking reasonable effort to obtain employee consent as required; provided that, if such consent cannot be obtained, SpinCo shall treat Parent economically as if such consent has been granted unless agreed otherwise in this Agreement, (iii) providing (to the extent permitted by Law) such current information regarding the Employees, Former Employees, and/or Legacy Former Employees as may be necessary to facilitate determinations of eligibility for, and crediting of service, and payments of benefits to, such current and former employees under the Parent Plans and Business Plans (including Mirror Plans and Allocated Plans), as applicable, (iv) ensuring consistent administration of Split Plans and Mirror Plans to the extent consistent administration is necessary or appropriate, and (v) executing documents for the Mirror Plans and as required to complete the transactions contemplated by this Employee Matters Agreement.

Without limiting the generality of the foregoing, Parent and SpinCo each recognize that transfers of Liabilities and assets will require an initial transfer based on data available several months before the transfer, followed by one or more “true-up” adjustments to reflect changes between the time of the initial calculation and the effective date of the applicable transfer. Parent and SpinCo shall cooperate to determine and effectuate the “true-up” adjustments, with such adjustments for each plan to be completed in accordance with an agreed schedule that is acceptable to the plans’ actuaries and other service providers.

(b)           Claims Assistance. From and after the date of this Employee Matters Agreement:

(i)            If a threat, demand, lawsuit, or claim involving an Employee, Former Employee or Legacy Former Employee (a “Claim”) is made against either Party, or members of the respective SpinCo Group or Parent Group (as the case requires), then the other Party shall, and shall cause members of the respective SpinCo Group and Parent Group (as the case requires) to, provide reasonable assistance to the Party and members of the respective SpinCo Group and Parent Group (as the case requires) in the investigation of and defense against the Claim. Such reasonable assistance shall include providing reasonable access to employees as well as documents, data, other information in the possession of such employees (to the extent permitted by applicable Law) who reasonably likely may have relevant information or whose assistance is reasonably necessary to investigating and defending against such Claim.

(ii)           In the event a Claim is made against either Party, or any other member of the respective SpinCo Group or Parent Group (as the case requires), and to the knowledge of the other Party such Claim involves materially similar factual or legal issues to a Claim that was made against the other Party, or any member of the respective SpinCo Group or Parent Group (as the case requires), then the Parties shall, to the extent both Parties agree it is reasonable and appropriate under the circumstances, consult with each other to address whether the Parties are taking, or might take, positions that are inconsistent or would materially harm the other Party. The Parties are not, however, required to waive any applicable privileges or protections, or assert, or refrain from asserting, any arguments, rights, claims, or defenses.

(iii)          To the fullest extent permitted by applicable Law, neither Party shall provide assistance or support, of any type, to any person or entity that is, or may be, asserting, investigating, or considering a Claim against the other Party with respect to the subject matter of such Claim or potential Claim.

(c)           Consultation with Employee Representative Bodies. The Parties shall, and shall cause their respective Group members to, mutually cooperate in undertaking all reasonably necessary or legally required provision of information to, or consultations, discussions or negotiations with, employee representative bodies (including any unions or works councils) that represent employees affected by the transactions contemplated by this Employee Matters Agreement. Where any steps or arrangements contemplated by this Employee Matters Agreement or the Separation Agreement are subject to information and/or consultation with employees and/or their representatives in accordance with local Law, such steps shall be subject to the completion of any such information and/or consultation process.

(d)           Cost-Sharing. Notwithstanding anything to the contrary in the Separation Agreement, SpinCo shall, or shall cause other members of the SpinCo Group to, reimburse Parent promptly (upon receipt of periodic billing where applicable) as follows:

(i)            For health benefits for U.S. Employees, and for COBRA benefits with respect to Former U.S. Employees and U.S. Employees, for the full cost of all benefits paid for claims incurred, and all administrative and other expenses incurred under the Parent Plans and Parent Health and Welfare plans without regard to when claims are incurred.

(ii)           For health benefits for applicable U.S. Former Employees and Legacy U.S. Former Employees (excluding COBRA under Parent Health and Welfare Plans for active U.S. Employees), including pre-Medicare and post-Medicare, all benefits and administrative expenses paid under the Parent Plans or Parent Health and Welfare Plan, and all other Liabilities assigned to the members of the SpinCo Group on or after the Split Date or Liability Split Date. SpinCo shall, or shall cause other members of the SpinCo Group to, pay service costs through the Transition Services Period. For the avoidance of doubt, Liabilities assigned to the members of the SpinCo Group include claims incurred (whether known or unknown) but not paid prior to the Split Date for U.S. Former Employees and Legacy Former Employees.

(iii)          For life insurance benefits for U.S. Employees, U.S. Former Employees, and Legacy Former Employees, all claims and administrative and other expenses paid under the Parent Health and Welfare Plans, SpinCo shall, or shall cause other members of the SpinCo Group to, pay service costs for life insurance premiums for U.S. Former Employees and Legacy Former Employees under Parent Plans through the Transition Services Period.

(iv)          For all benefits provided through Parent Plans or Parent Health and Welfare Plans and for any and all costs (whether incurred internally (e.g., expenses associated with Parent Group employees performing services relating to the Parent Plans or Parent Health and Welfare Plans) or externally (e.g., through a consulting firm) by Parent Group) associated with the provision of such benefits or services related thereto (collectively, the “Costs”), SpinCo shall, or shall cause other members of the SpinCo Group to, continue to pay Costs and other allocations in the ordinary course for benefit expenses in each case upon the receipt of periodic billings for such amounts. Certain of the amounts paid by members of the SpinCo Group to members of the Parent Group may be held in trust, as determined by Parent. For purposes of this Employee Matters Agreement, (A) benefit claims shall be deemed incurred on the date of the service giving rise to the claim (e.g., the date the Employee goes to the doctor and not, for example, the invoice date), (B) expenses for administrative and other services shall be deemed incurred on the date the services giving rise to the expense are performed (and not, for example, on the invoice date), and (C) claims and expenses paid on or after any date shall not include any claims and expenses for which Parent’s payment procedures required payment before such date.

Additionally, during the Transition Services Period: (i) Parent shall, or shall cause other members of the Parent Group to, continue to collect contributions and premiums due and owing from SpinCo Group’s Employees, Former Employees, and Legacy Former Employees for any voluntary Parent Health and Welfare Plans, will hold contributions and premiums collected in trust to the extent required by applicable Law, and will pay those contributions and premiums to the insurer of the applicable voluntary Parent Health and Welfare Plan; and (ii) SpinCo Group’s obligations to the Parent Group with respect to Parent Health and Welfare Plans shall be determined by Parent using the accrual methodology that is in effect immediately prior to the Distribution Date.

(v)           For any costs relating to the continued participation in Parent Plans of Employees set out in Appendix 5f, SpinCo shall, or shall cause another member of the SpinCo group to, provide a one-off payment equaling the sum of the costs of any unfunded pension benefit obligation relating to such Employees’ continued participation in the Parent Plans, calculated on a plan by plan basis by Parent in accordance with Parent`s regular accounting assumptions and methods for the respective plans, using census data of such Employees as of the Distribution Date.

(vi)          SpinCo shall, or shall cause another member of the SpinCo group to, indemnify or reimburse Parent for any liabilities (contingent, known or unknown, asserted, unasserted, or otherwise) and costs relating to Non-Transferred Employees, including, without limitation, those arising out of, or resulting from the retention or non-transfer of the employment relationship or the termination of employment of such Non-Transferred Employees, unless agreed otherwise among the Parties.

Section 13.         U.S. Payroll and Related Taxes.

Except as otherwise agreed by the Parties or set forth in this Agreement, with respect to any U.S. Employee or Former U.S. Employee, the Parties shall, or shall cause their respective Subsidiaries to:

(a)           treat SpinCo (or the applicable member of the SpinCo Group) as a “successor employer” and Parent (or the applicable member of the Parent Group) as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Internal Revenue Code, for purposes of taxes imposed under the United States Federal Insurance Contributions Act, as amended (“FICA”), or the United States Federal Unemployment Tax Act, as amended (“FUTA”);

(b)           cooperate with each other to avoid, to the extent possible, the restart of FICA and FUTA upon or following the Distribution Date with respect to each such U.S. Employee or Former U.S. Employee for the tax year during which the Distribution Date occurs; and

(c)           use commercially reasonable efforts to implement the alternate procedure described in Section 5 of Revenue Procedure 2004-53; provided, however, that, to the extent that SpinCo (or the applicable member of the SpinCo Group) cannot be treated as a “successor employer” to Parent (or the applicable member of the Parent Group) within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Internal Revenue Code with respect to any U.S. Employee or Former U.S. Employee, then (A) with respect to the portion of the tax year commencing on the first day of the year in which the Distribution Date occurs and ending on the Distribution Date, Parent shall (x) be responsible for all payroll obligations, tax withholding, and reporting obligations for such U.S. Employees or Former U.S. Employees, and (y) furnish a Form W-2 or similar earnings statement to all such U.S. Employees or Former U.S. Employees for such period, and (B) with respect to the remaining portion of such tax year, SpinCo shall (x) be responsible for all payroll obligations, tax withholding, and reporting obligations regarding such U.S. Employees or Former U.S. Employees and (y) furnish a Form W-2 or similar earnings statement to all such U.S. Employees or Former U.S. Employees, subject to the provisions of the TSA.

Section 14.         No Third-Party Beneficiaries.

Notwithstanding the provisions of this Employee Matters Agreement or any provision of the Separation Agreement, nothing in this Employee Matters Agreement is intended to and shall not (a) create any third-party rights, except with respect to the respective rights of the Parent Indemnitees or the SpinCo Indemnitees expressly referred to in this Employee Matters Agreement, (b) amend any employee benefit plan, program, policy or arrangement, or (c) provide any Employee, Former Employee, or Legacy Former Employee with any rights to continued employment or any level of benefits or compensation whether during employment or thereafter.

Section 15.         Other Separation Agreement Provisions.

Article IX of the Separation Agreement is hereby incorporated into this Employee Matters Agreement mutatis mutandis; provided that, in the event of any conflict between the provisions of Article IX of the Separation Agreement and this Employee Matters Agreement, the provisions of this Employee Matters Agreement shall control.

This Employee Matters Agreement, including the provisions herein expressly providing for indemnification, shall be subject to the indemnification provisions of Article VI of the Separation Agreement; provided that, in the event of any conflict between such indemnification provisions, the indemnification provisions in this Employee Matters Agreement shall control.

Article XI of the Separation Agreement is hereby incorporated into this Employee Matters Agreement mutatis mutandis.

Section 16.         Interpretation.

Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. The terms “hereof,” “herein,” “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this Employee Matters Agreement as a whole (including all of the schedules hereto) and not to any particular provision of this Employee Matters Agreement. Article, Section or schedule references are to the articles, sections and schedules of or to this Employee Matters Agreement unless otherwise specified. Any definition of or reference to any agreement, instrument or other document herein (including any reference herein to this Employee Matters Agreement) shall, unless otherwise stated, be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth therein). The word “including” and words of similar import when used in this Employee Matters Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. References herein to any Law shall be deemed to refer to such law as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time and also to all rules and regulations promulgated thereunder. Any determination contemplated by this Employee Matters Agreement to be made by Parent or its Board of Directors or Compensation Committee shall be made by Parent or such body, as applicable, in its sole and absolute discretion. Except as expressly set forth in this Employee Matters Agreement, the Parties (or their respective Group members) shall make, or cause to be made, any payment that is required to be made pursuant to this Employee Matters Agreement as promptly as practicable and without regard to any local currency constraints or similar restrictions. In the event that an ambiguity or question of intent or interpretation arises, this Employee Matters Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provisions hereof.

Section 17.         Entire Agreement.

(a)           Except as otherwise expressly provided in this Employee Matters Agreement, this Employee Matters Agreement, together with the Separation Agreement and the other Ancillary Agreements, constitutes the entire agreement of the parties hereto with respect to the subject matter of this Employee Matters Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the Parties with respect to the subject matters addressed herein.

(b)           In addition to the responsibilities and obligations set forth herein, the Parties shall have certain other responsibilities and obligations as set forth in the TSA.

[Remainder of page left intentionally blank; signature pages follow.]

IN WITNESS WHEREOF, the Parties have caused this Employee Matters Agreement to be executed on the date first written above by their respective duly authorized officers.

BORGWARNER INC.

By:	/s/Tonit M. Calaway
Name:	Tonit M. Calaway
Title:	Executive Vice President and Secretary

PHINIA INC.

By:	/s/Brady D. Ericson
Name:	Brady D. Ericson
Title:	President and Chief Executive Officer